Exhibit 99.1
NGSG
NATURAL GAS SERVICES GROUP, INC.

FOR IMMEDIATE RELEASE	For More Information, Contact:
October 6, 2005	Steve Taylor, President & CEO 800-580-1828 Jim Drewitz, Investor Relations 972-355-6070
     Midland, Texas, October 6, 2005 . . . . . Natural Gas Services Group, Inc. (AMEX: NGS), a leading provider of gas compression, flare equipment and services to the natural gas and oil industry, announces that company officials are not aware of any corporate development responsible for the decline in the price of the Company’s common stock that began yesterday and has continued this morning. The Company’s common shares traded down from a high of $39.00 on October 5, 2005, to close at $31.81 on unusually high trading volume of 2,542,500 million shares. This morning, October 6, 2005, the share price is $26.40 as of 12:00 P.M. E.T.
     Steve Taylor, President and CEO of Natural Gas Services Group said, “Our business and operations are normal.”

About Natural Gas Services Group, Inc.
NGS manufactures, fabricates, sells, leases and services natural gas compressors that enhance the production of oil and gas wells. The Company also manufactures and sells flare systems and flare ignition systems for plant and production facilities.
For more information visit the Company’s website at www.ngsgi.com.
Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

-END-